CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AGREEMENT, made as of September 1, 2008, among Morgan Stanley Strategic Alternatives, L.L.C., a Delaware limited liability company (the “Trading Company”), Demeter Management Corporation, a Delaware corporation (the “Trading Manager”), and Bridgewater Associates, Inc., a Connecticut corporation (the “Trading Advisor”), amends and restates the Advisory Agreement among the Trading Company, the Trading Manager and the Trading Advisor dated June 2, 2004 in its entirety.

W I T N E S S E T H :

WHEREAS, the Trading Company has been organized pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware (the “Certificate of Formation”) and an operating agreement (the “Operating Agreement”) to, among other things, directly or indirectly through a commodity trading advisor, trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (including, but not limited to, foreign currencies, mortgage-backed securities, money market instruments, financial instruments, and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto, whether traded on an organized exchange or otherwise (hereinafter referred to collectively as “futures interests;” provided, however, such definition shall exclude securities futures products as defined by the Commodity Futures Trading Commission (“CFTC”), options in securities futures and options in equities) and securities (such as United States Treasury securities) approved by the CFTC for investment of customer funds and other securities on a limited basis, and to engage in all activities incident thereto;

WHEREAS, the Trading Company is a commodity pool operated by the Trading Manager in which other commodity pool investment vehicles sponsored and/or managed by the Trading Manager and/or its affiliates will invest (each such investment vehicle, a “Member,” and collectively, the “Members”);

WHEREAS, the Trading Advisor has extensive experience trading in futures interests and the Trading Advisor is willing to provide the services and undertake the obligations as set forth herein;

WHEREAS, the Trading Company and the Trading Manager each desires the Trading Advisor to act as a trading advisor for the Trading Company and to make investment decisions with respect to futures interests for the Trading Company and the Trading Advisor desires so to act; and

WHEREAS, the Trading Company, the Trading Manager and the Trading Advisor wish to enter into this Amended and Restated Agreement which, among other things, sets forth certain terms and conditions upon which the Trading Advisor will conduct the Trading Company’s futures interest trading.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Undertakings in Connection with the Continuing Offering of Units.

(a) The Trading Advisor agrees with respect to the continuing offering of interests (“Units”) in the Members: (i) to make all disclosures regarding itself, its principals and affiliates, its trading performance, its trading systems, methods and strategies (subject to the need, in the sole discretion of the Trading Advisor, to preserve the secrecy of Proprietary Information (as defined in Section 1(c) hereof) concerning such systems, methods and strategies), any client accounts over which it trades futures and has discretionary trading authority (other than the names of or identifying information with respect to any such clients), and otherwise, as the Members may reasonably require (x) in connection with any Member’s offering materials (collectively, the “Offering Memoranda”) as required by Rule 4.21 of the regulations under the Commodity Exchange Act (the “CEAct”), including in connection with any amendments or supplements thereto, or (y) to comply with any other applicable law or rule or regulation, including those of the CFTC, the National Futures Association (the “NFA”) or any other regulatory or self-regulatory body, exchange, or board with jurisdiction over its members (or to comply with the reasonable request of the aforementioned organizations); and (ii) to otherwise reasonably cooperate with the Trading Company, the Trading Manager and the Members by providing information regarding the Trading Advisor in connection with the preparation of the Offering Memoranda, including any amendments or supplements thereto, as part of making application for registration of the Units under the securities or blue sky laws of any jurisdictions, including foreign jurisdictions, as the Members may deem appropriate; provided that all such disclosures are subject to the need, in the sole discretion of the Trading Advisor, to preserve the secrecy of Proprietary Information concerning its clients, systems methods and strategies. As used herein, unless otherwise provided, the term “principal” shall have the meaning as defined in Rule 4.10(e) of the CFTC’s regulations and the term “affiliate” shall mean an individual or entity that directly or indirectly controls, is controlled by, or is under common control with, such party.

(b) If the Trading Advisor becomes aware of any materially untrue or misleading statement or omission regarding itself or any of its principals or affiliates in the Disclosure Document (as defined in Section 18 hereof), or of the occurrence of any event or change in circumstances which would result in there being any materially untrue or misleading statement or omission in the Disclosure Document regarding itself or any of its principals or affiliates, the Trading Advisor shall promptly notify the Trading Manager and shall cooperate with the Trading Manager in the preparation of any necessary amendments or supplements to the Offering Memoranda. Neither the Trading Advisor nor any of its principals, or affiliates, or any stockholders, officers, directors, or employees shall distribute the Offering Memoranda or selling literature or shall engage in any selling activities whatsoever in connection with the continuing offering of Units except as may be specifically approved by the Trading Manager and agreed to by the Trading Advisor.

(c) For purposes of this Agreement, and notwithstanding any of the provisions hereof, all non-public information relating to the Trading Advisor including, but not limited to, methods, models, and strategies of the Trading Advisor, including the details of the transactions entered into and positions held by the Trading Advisor on behalf of the Trading Company (the “Trading Approach”), records, whether original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading methodologies, systems, strategies and programs, trading advice, trading instructions, results of proprietary accounts, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by the Trading Advisor to the Trading Company, the Trading Manager, the Members and/or their officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (each a “Recipient”), whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by a Recipient of such information and which contain or are generated from such information, regardless of whether explicitly identified as confidential, with the exception of information (i) which is or becomes generally available to the public other than as a result of acts by the Recipient in violation of this Agreement or (ii) that is independently developed by the Recipient without use of the confidential information described in this Section 1(c), are and shall be confidential information and/or trade secrets and the exclusive property of the Trading Advisor (“Confidential Information” and/or “Proprietary Information”). Nothing in this Agreement shall require the Trading Advisor to disclose any details of its Trading Approach, except to the extent that it is required to be disclosed by law or regulation (including as required to be disclosed as part of the Disclosure Document). The Trading Company and Trading Manager further agree that they will keep confidential and will not disseminate the Trading Advisor’s Trading Approach, except as, and to the extent that is required by law or regulation.

(d) The Trading Company and the Trading Manager each warrants and agrees that they and their respective officers, directors, members, equity holders, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, financial advisors, and administrators) will protect and preserve the Confidential Information and will disclose Confidential Information or otherwise make Confidential Information available only to the Trading Company’s or the Trading Manager’s officers, employees, directors, attorneys and accountants, who need to know the Confidential Information (or any part of it) for the purpose of satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the account during the term of this Agreement or thereafter, unless the Trading Company, Trading Manager or a Recipient, as the case may be, is required to disclose such Confidential Information as a result of a legal or regulatory request. Additionally, the Trading Company and the Trading Manager each warrants and agrees that it and any Recipient will use the Confidential Information solely for the purpose of satisfying the Trading Company’s or the Trading Manager’s obligations under this Agreement and not in a manner which violates the terms of this Agreement.

2. Duties of the Trading Advisor.

(a) The Trading Advisor hereby agrees to act as a Trading Advisor for the Trading Company and, as such, shall have authority and responsibility for directing the investment and reinvestment of the Trading Company’s assets, which shall consist of the Trading Company’s Net Assets (as defined in Section 5(c) hereof) plus “notional” funds, if any, as specified in writing by the Trading Manager and consented to by the Trading Advisor (the “Assets”), on the terms and conditions and in accordance with the prohibitions and the trading policies set forth in Exhibit A to this Agreement as amended from time to time and provided in writing to, and consented to by, the Trading Advisor by the Trading Manager 5 days prior to adoption (the “Trading Policies”); provided, however, that the Trading Manager may override the instructions of the Trading Advisor to the extent necessary (i) to comply with the Trading Policies and with applicable speculative position limits, (ii) to fund any distributions or redemptions, (iii) to pay the Trading Company’s expenses, (iv) to the extent the Trading Manager believes doing so is necessary for the protection of the Trading Company, (v) to terminate the futures interest trading of the Trading Company with the Trading Advisor, or (vi) to comply with any applicable law or regulation. In the event that the Trading Manager overrides a trading instruction pursuant to the preceding sentence, the Trading Manager shall provide prior written notice to the Trading Advisor. The Trading Manager agrees not to override any such instructions for the reasons specified in clauses (ii) or (iii) of the preceding sentence unless the Trading Advisor fails to comply with a request of the Trading Manager to make the necessary amount of funds available to the Trading Company within three trading days of such request. The Trading Advisor shall not be liable for the consequences of any decision by the Trading Manager to override instructions of the Trading Advisor, except to the extent that such consequences result from a material breach of this Agreement by the Trading Advisor.

(b) The Trading Advisor shall:

(i) Exercise good faith and due care in trading futures interests for the account of the Trading Company in accordance with the prohibitions and Trading Policies, and the trading systems, methods, and strategies of the Trading Advisor described in the Disclosure Document, with such changes and additions to such trading systems, methods or strategies as the Trading Advisor, from time to time, incorporates into its trading approach for accounts the size of the Trading Company.

(ii) Subject to assurances of confidentiality, as provided for herein, by the Trading Manager and the Trading Company, provide the Trading Manager, within 90 days of the end of a calendar quarter, and as soon as reasonably practicable after a separate request which the Trading Manager may make from time to time, with information comparing the performance of the Trading Company’s account and the performance of other client accounts directed by the Trading Advisor using the identical investment strategy and trading systems used by the Trading Advisor on behalf of the Trading Company (“Other Accounts”) over a specified period of time for the purpose of confirming that the Trading Company has been treated equitably compared to such Other Accounts. For the avoidance of doubt, identical investment strategy shall mean all of the accounts that trade the same program as the Trading Company as indicated by the inclusion of the trading performance of such account in Table XLII located in the section entitled “Trading Performance of the Futures Accounts Managed by Bridgewater Associates, Inc. and its Principals” in the Trading Advisor’s Disclosure Document. In

providing such information, the Trading Advisor may take such steps as are necessary to assure the confidentiality of the Trading Advisor’s clients’ identities. The Trading Advisor shall, upon the Trading Manager’s request, consult with the Trading Manager concerning any discrepancies between the performance of such Other Accounts and the Trading Company’s account. Upon request, the Trading Advisor shall promptly inform the Trading Manager of any material discrepancies of which the Trading Advisor is aware. The Trading Manager acknowledges that the following differences in accounts may cause divergent trading results: different trading strategies, methods or degrees of leverage, different sizes of accounts, different trading policies, accounts experiencing differing inflows or outflows of equity, different risk profiles, accounts which commence trading at different times and accounts which have different portfolios or different fiscal years.

(iii) Inform the Trading Manager when the Trading Advisor’s open positions maintained by the Trading Advisor exceed the Trading Advisor’s applicable speculative position limits as such apply to the Trading Company.

(iv) Upon request of the Trading Manager provide to the Trading Manager, subject to assurances of confidentiality, as provided herein, with material information concerning the Trading Advisor. Material information for purposes of this Section 2(b)(iv) includes information contained or required to be contained (in the Trading Advisor’s reasonable discretion) in the Offering Memorandum relating to changes in control, registered principals (for commodities purposes), trading approach, or such information which, should the Trading Advisor fail to disclose, have a material impact upon this Agreement.

(c) All purchases and sales of futures interests pursuant to this Agreement shall be for the account, and at the risk, of the Trading Company and not for the account, or at the risk of the Trading Advisor or any of its affiliates or each of their principals, stockholders, directors, officers, or employees, or any other person, if any, who controls the Trading Advisor. All brokerage commissions and related transaction fees arising from such trading by the Trading Advisor shall be for the account of the Trading Company. The Trading Advisor makes no representations as to whether such trading will produce profits or avoid losses.

(d) Subject to Section 7(a) hereof, the Trading Advisor shall assume responsibility for errors with respect to the Trading Company’s account solely in accordance with the Trading Advisor’s Error Policy, as described in the Trading Advisor’s Form ADV, Part II, as may be amended from time to time (the “Error Policy”). The Trading Advisor has provided a copy of the Form ADV, Part II, dated February 2008, which contains the Error Policy as currently in effect. In the event the Error Policy is amended, supplemented or modified, such amended, supplemented or modified Error Policy will not be effective with respect to the Trading Company until such time as the Trading Advisor provides the Trading Manager with a copy of such amended, supplemented or modified Error Policy. The Trading Advisor shall have an affirmative obligation to promptly notify the Trading Manager as set forth in the Error Policy upon discovery of its own errors (as errors are determined in accordance with the Error Policy), with respect to the Trading Company, and the Trading Advisor shall use its best efforts to identify and promptly notify the Trading Manager of any order or trade which the Trading

Advisor reasonably believes was not executed in accordance with its instructions to any Commodity Broker or such other commodity broker utilized to execute orders for the Trading Company.

(e) Prior to the commencement of trading by the Trading Company, the Trading Manager, on behalf of the Trading Company, shall deliver to the Trading Advisor a trading authorization appointing the Trading Advisor the Trading Company’s attorney-in-fact for such purpose (a form of which is attached hereto as Exhibit B).

(f) In performing services to the Trading Company, the Trading Advisor shall utilize its Pure Alpha Futures Only Strategy (the “Trading Program”), as conducted pursuant to the Trading Advisor’s trading philosophy as described in the Disclosure Document, and as modified from time to time. The Trading Advisor shall give the Trading Manager prior written notice of any change in the Trading Program that the Trading Advisor considers to be material (and shall not effect such change on behalf of the Trading Company without the Trading Manager’s consent). The Trading Advisor shall only trade CFTC approved Futures Interests.

3. Trading Advisor as an Independent Contractor.

For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized, have no authority to act for or represent the Trading Company or its Members in any way or otherwise be deemed an agent of the Trading Company or its Members. Nothing contained herein shall be deemed to require the Trading Company to take any action contrary to the Operating Agreement or the Certificate of Formation of the Trading Company as from time to time in effect, or any applicable law or rule or regulation of any regulatory or self-regulatory body, exchange, or board. Nothing herein contained shall constitute the Trading Advisor, the Trading Manager, or the Members, as members of any partnership, joint venture, association, syndicate or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other. It is expressly agreed that the Trading Advisor is neither a promoter, sponsor, or issuer with respect to the Trading Company or its Members, nor does the Trading Advisor have any authority or responsibility with respect to the offer, sale or issuance of Units.

4. Commodity Broker.

The Trading Advisor shall effect all transactions in futures interests for the Trading Company through the Trading Company’s separate account maintained with such commodity broker or brokers as the Trading Manager shall direct and appoint from time to time. Morgan Stanley & Co., Incorporated (“MS & Co.”), Morgan Stanley & Co. International Limited, and Morgan Stanley Capital Group Inc. (“MSCG” and collectively, the “Commodity Brokers”) may act as the clearing commodity brokers for the Trading Company, and MS & Co. and its affiliates may act as foreign exchange forward contract counterparty for the Trading Company. MSCG and its affiliates may act as an options on foreign exchange forward contract counterparty for the Trading Company. The Trading Manager shall provide the Trading Advisor with copies of brokerage statements.

Notwithstanding the foregoing, the Trading Advisor may execute trades through floor brokers other than those employed by MS & Co. and its affiliates so long as arrangements (including executed give-up agreements) are made for such floor brokers to “give-up” or transfer the positions to MS & Co. in conformity with the Trading Policies set forth in Exhibit A attached hereto.

5. Fees.

(a) For the services to be rendered to the Trading Company by the Trading Advisor under this Agreement:

(i) The Trading Company shall pay the Trading Advisor a monthly management fee equal to  1/12 of *(a * annual rate) of the Assets (as defined in Section 2(a) hereof) as of the first day of each month (the “Management Fee”). The Management Fee is payable in arrears within 30 Business Days of the end of the month for which it was calculated. For purposes of this Agreement, “Business Day” shall mean any day which the securities markets are open in the United States.

(ii) The Trading Company shall pay the Trading Advisor an incentive fee equal to 20.0% of the New Trading Profit (as defined in Section 5(d) hereof) in each capital account of the Members in the Trading Company (the “Capital Account”) that shall accrue monthly but is not payable until the end of each calendar quarter (the “Incentive Fee”). The initial incentive period will commence on the date of the Trading Company’s initial closing for each Capital Account and shall end on the last day of the first full calendar quarter after such initial closing occurs. The Incentive Fee is payable within 30 Business Days of the end of the calendar quarter for which it was calculated.

(b) If this Agreement is terminated on a date other than the last day of a calendar quarter, the Incentive Fee shall be determined as if such date were the end of a calendar quarter. If this Agreement is terminated on a date other than the end of a month, the Management Fee described above shall be determined as if such date were the end of a month, but such fee shall be prorated based on the ratio of the number of trading days in the month through the date of termination to the total number of trading days in the month. If, during any month after the Trading Company commences trading operations (including the month in which the Trading Company commences such operations), the Trading Company does not conduct business operations, or suspends trading for the account of the Trading Company managed by the Trading Advisor, or, as a result of an act or material failure to act by the Trading Advisor, is otherwise unable to utilize the trading advice of the Trading Advisor on any of the trading days of that month for any reason, the Management Fee shall be prorated based on the ratio of the number of trading days in the month which the Trading Company account managed by the Trading Advisor engaged in trading operations or utilizes the trading advice of the Trading Advisor to the total number of trading days in the month. The Management Fee payable to the Trading Advisor for the month in which the Trading Company begins to receive trading advice from the Trading Advisor pursuant to this Agreement shall be prorated based on the ratio of the

*	Confidential material redacted and filed separately with the Commission.

number of trading days in the month from the day the Trading Company begins to receive such trading advice to the total number of trading days in the month. In the event that there is an increase or decrease in the Assets as of any day other than the first day of a month, the Trading Advisor shall be paid a pro rata Management Fee on such increase or decrease in the Assets for such month.

(c) The term “Net Assets” shall mean the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value (marked-to-market value) of all open futures interest positions and other assets of the Trading Company) less all liabilities of the Trading Company determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting. Unless generally accepted accounting principles require otherwise, the market value of a futures or option contract traded on a United States exchange shall mean the settlement price on the exchange on which the particular futures or option contract shall be traded by the Trading Company on the day with respect to which the Net Assets are being determined; provided, however, that if a contract could not be liquidated on such day due to the operation of daily limits or other rules of the exchange on which that contract shall be traded or otherwise, the settlement price on the first subsequent day on which the contract could be liquidated shall be the market value of such contract for such day, or if a contract could not be liquidated on such day due to the exchange being closed for an exchange holiday, the settlement price on the most recent preceding day on which the contract could have been liquidated shall be the market value of such contract for such day. The market value of a forward contract or a futures or option contract traded on a foreign exchange or market shall mean its market value as determined by the Trading Manager on a basis consistently applied for each different variety of contract.

(d) The term “New Trading Profit” shall mean net futures interest trading profits (realized and unrealized) on the Assets in each Capital Account, decreased proportionally by the Trading Advisor’s monthly management fees, brokerage commissions, transaction costs and administrative fees. Such trading profits and items of decrease shall be determined for each Capital Account from the end of the last calendar quarter in which an Incentive Fee was earned by the Trading Advisor or, if no Incentive Fee has been earned previously by the Trading Advisor with respect to a Capital Account, from the date that the Trading Advisor commenced managing the Assets in the Capital Account, to the end of the calendar quarter as of which such Incentive Fee calculation is being made. Extraordinary expenses do not reduce New Trading Profit. Interest income is not included in New Trading Profit. New Trading Profit shall be calculated before reduction for Incentive Fees paid or accrued so that the Trading Advisor does not have to earn back Incentive Fees. Accrued Incentive Fees shall be paid to the Trading Advisor on those assets withdrawn from a Capital Account due to redemptions other than at the end of a calendar quarter when such withdrawal of assets is made as if such withdrawal date was the end of the calendar quarter.

(e) If any payment of Incentive Fees is made to the Trading Advisor on account of New Trading Profit earned by the Trading Advisor for a Capital Account and the Trading Advisor thereafter fails to earn New Trading Profit or experiences losses for any subsequent incentive period, the Trading Advisor shall be entitled to retain such amounts of Incentive Fees previously paid to the Trading Advisor in respect of such New Trading Profit.

(f) No Incentive Fees shall be payable to the Trading Advisor until the Trading Advisor has earned New Trading Profit; provided, however, that if the Assets of a Capital Account are reduced because of redemptions that occur at the end of, and/or subsequent to, a calendar quarter in which the Trading Advisor experiences a futures interest trading loss for the Trading Company, the trading loss that must be recovered before the Trading Advisor will be deemed to experience New Trading Profit in a subsequent calendar quarter will be equal to the amount determined by (x) dividing the Assets of each Capital Account after such decrease by the Assets in such Capital Account immediately before such decrease and (y) multiplying that fraction by the amount of the unrecovered futures interest trading loss prior to such decrease. In the event that the Trading Advisor experiences a trading loss for a Capital Account in more than one calendar quarter without the Trading Company paying an intervening Incentive Fee and Assets for a Capital Account are reduced in more than one such calendar quarter because of redemptions, then the trading loss for each such calendar quarter shall be adjusted in accordance with the formula described above and such reduced amount of futures interest trading loss shall be carried forward and used to offset subsequent futures interest trading profits.

6. Term

(a) This Agreement shall continue in effect for a period of one year from the date the Agreement was entered into unless otherwise terminated as set forth in this Section 6. The Trading Advisor may terminate this Agreement at the end of such one-year period by providing prior written notice of termination to the Trading Company at least sixty days prior to the expiration of such one-year period. If the Agreement is not terminated upon the expiration of such one-year period, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. After the end of the original one-year term, the Trading Advisor may terminate this Agreement at the end of each applicable one-year renewal period by providing at least sixty days’ prior written notice of termination to the Trading Company. This Agreement shall automatically terminate if the Trading Company is dissolved.

(b) The Trading Company and Trading Manager each shall have the right to terminate this Agreement in its discretion (i) at any month end upon five days’ prior written notice to the Trading Advisor, or (ii) at any time upon prior written notice to the Trading Advisor upon the occurrence of any of the following events: (A) if any person described as a “principal” of the Trading Advisor in the Offering Memoranda ceases for any reason to be an active “principal” of the Trading Advisor; (B) if the Trading Advisor becomes bankrupt or insolvent; (C) if the Trading Advisor is unable to use its trading systems or methods as in effect on the date hereof and as modified in the future for the benefit of the Trading Company; (D) if the registration, as a commodity trading advisor, of the Trading Advisor with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (E) except as provided in Section 11 hereof, if the Trading Advisor merges or consolidates with, or sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, any portion of its futures interest trading systems or methods, or its goodwill to, any individual or entity; (F) if, at any time, the Trading Advisor violates any of the Trading Policies or administrative policy, except with the prior express written consent of the Trading Manager; (G) if the Trading Advisor fails in a material manner to perform any of its obligations under this Agreement; (H) if the Trading Manager objects to an amendment of the Trading Advisor’s Error Policy.

(c) The Trading Advisor may terminate this Agreement at any time, upon ten days’ prior written notice to the Trading Company and Trading Manager, in the event: (A) that the Trading Manager imposes additional trading limitation(s) in the form of one or more Trading Policies that the Trading Advisor does not consent to; (B) the Trading Manager objects to the Trading Advisor implementing a proposed material change to the Trading Program and the Trading Advisor certifies to the Trading Manager in writing that it believes such change is in the best interests of the Trading Company; (C) the Trading Manager overrides a trading instruction of the Trading Advisor and the Trading Advisor certifies to the Trading Manager in writing that as a result, the Trading Advisor believes the performance results of the Trading Advisor relating to Trading Company will be materially adversely affected; (D) the Assets fall below * at any time; (E) the Trading Company becomes bankrupt or insolvent; or (F) the registration of the Trading Manager with the CFTC as a commodity pool operator or its membership in the NFA is revoked, suspended, terminated or not renewed, or limited or qualified in any respect. The Trading Advisor may terminate this Agreement upon written notice to the Trading Company and the Trading Manager if the Trading Manager or the Trading Company materially breaches this Agreement and does not correct the breach within ten days of receipt of a written notice of such breach from the Trading Advisor. If the Trading Manager or Trading Company merges, consolidates or sells a substantial portion of its assets pursuant to Section 11 of this Agreement, the Trading Advisor may terminate this Agreement upon prior written notice to the Trading Manager and Trading Company.

(d) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 6 shall be without penalty or liability to any party, on account of such termination.

(e) The indemnities set forth in Section 7 hereof shall survive any termination of this Agreement.

7. Standard of Liability: Indemnifications.

(a) Limitation of Trading Advisor Liability. In connection with this Agreement and in respect of the Trading Advisor’s role in the futures interests trading of the Trading Company, the Trading Advisor shall not be liable to the Trading Company or the Trading Manager or their partners, directors, officers, principals, managers, members (including the Members as defined herein), shareholders, employees, controlling persons or successors and assigns except that the Trading Advisor shall be liable for acts or omissions that constitute a material breach of this Agreement or a representation, warranty or covenant herein, willful misconduct or negligence, or are the result of the Trading Advisor not having acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Trading Company.

*	Confidential material redacted and filed separately with the Commission.

(b) Trading Advisor Indemnity in Respect of Management Activities. The Trading Advisor shall indemnify and hold harmless the Trading Company and the Trading Manager, their controlling persons and their respective directors, officers and employees from and against any and all losses, damages, liabilities, costs, and expenses (including any reasonable investigatory, legal, and other related expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that the Trading Advisor shall have approved such settlement) incurred as a result of any action or omission involving the Trading Company’s futures interest trading by the Trading Advisor, or any of its controlling persons or their respective directors, officers or employees; provided that such liability arises from an act or omission of the Trading Advisor, or any of its controlling persons or their respective directors, officers or employees which is found by a court of competent jurisdiction upon entry of a final judgment to be a material breach of this Agreement or a representation, warranty or covenant herein, willful misconduct or negligence, or conduct not done in good faith in the reasonable belief that it was in, or not opposed to, the best interests of the Trading Company. Notwithstanding anything herein to the contrary, no Member of the Trading Company, other than the Trading Manager, may assert any rights under this sub clause 7(b).

(c) Trading Company and Trading Manager Indemnity in Respect of Trading Activities. The Trading Company and the Trading Manager shall, jointly and severally, indemnify and hold harmless the Trading Advisor, its controlling persons, their respective directors, officers and employees, from and against any and all losses, damages, liabilities, costs, and expenses (including any reasonable investigatory, legal, and other related expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that the Trading Company and Trading Manager shall have approved such settlement) resulting from a lawsuit, action, or proceeding (other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement (except as covered by paragraph (e) below), the fact that the Trading Advisor is or was a trading advisor to the Trading Company or the futures interest trading activities of the Trading Company undertaken by the Trading Advisor; provided that a court of competent jurisdiction upon entry of a final judgment finds to the effect that the action or inaction of such indemnified party that was the subject of the lawsuit, action, or proceeding did not constitute negligence, willful misconduct, or a material breach of this Agreement or a representation, warranty or covenant of the Trading Advisor, its controlling persons, and their respective directors, officers and employees and was done in good faith and in a manner such indemnified party reasonably believed to be in, or not opposed to, the best interests of the Trading Company.

Notwithstanding anything to the contrary, nothing in this Advisory Agreement shall in any way constitute a waiver or limitation of any rights that the Trading Company or Trading Manager may have under applicable state or federal securities laws.

(d) Trading Advisor Indemnity in Respect of Sale of Units. The Trading Advisor shall indemnify and hold harmless the Trading Company, the Trading Manager, their controlling persons and their respective directors, officers and employees from and against any and all losses, damages, liabilities, costs, and expenses, to which any indemnified person may become subject (including any reasonable investigatory, legal, and other related expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement, provided that the Trading Advisor shall have approved such settlement, and in connection with any administrative proceedings), in respect of the offer or sale of Units, insofar as such losses, damages, liabilities, costs, or expenses (or action in respect thereof) arise out of, or are based upon: (i) any materially untrue statement or material omission relating or with respect to the Trading Advisor, or any of its principals, or their operations, trading systems, methods or performance, which was made in the Offering Memoranda or any amendment or supplement thereto or any other sales literature, and which was furnished by the Trading Advisor specifically for inclusion in such document; or (ii) a violation of any applicable laws or regulations by the Trading Advisor solely in connection with the Trading Advisor’s direct sales activity (if any) in respect of the Units (e.g., participating in a “road show”). Notwithstanding anything herein to the contrary, no Member of the Trading Company, other than the Trading Manager, may assert any rights under this sub clause 7(d).

(e) Trading Company and Trading Manager Indemnity in Respect of Sale of Units. The Trading Company and Trading Manager shall, jointly and severally, indemnify and hold harmless the Trading Advisor its controlling persons and their respective directors, officers and employees from and against any loss, damage, liability, cost, and expense, to which any indemnified person may become subject (including any reasonable investigatory, legal, and other related expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement, provided that the Trading Company shall have approved such settlement, and in connection with any administrative proceedings), in respect of the offer or sale of Units, unless such loss, damage, liability, cost, or expense (or action in respect thereof) arises out of, or is based upon any materially untrue statement or material omission relating or with respect to the Trading Advisor, or any of its principals, or their operations, trading systems, methods or performance which was made in the Offering Memoranda or in any other sales literature and which was furnished by the Trading Advisor specifically for inclusion in such document.

(f) Subject to Section 7(a) hereof, the foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified person.

(g) Promptly after receipt by an indemnified person of notice of the commencement of any action, claim, or proceeding to which any of the indemnities may apply, the indemnified person will notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made against the indemnifying party hereunder; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that the indemnifying party may have to the indemnified person hereunder, except where such omission has materially prejudiced the indemnifying party. In case any action, claim, or proceeding is brought against an indemnified person and the indemnified person notifies the indemnifying party of the commencement thereof as provided above, the indemnifying party will be entitled to participate therein and, to the extent that the indemnifying party desires, to assume the defense thereof with counsel selected by the indemnifying party and not unreasonably disapproved by the indemnified person. After notice from the indemnifying party to the indemnified person of the indemnifying party’s election so to assume the defense thereof as provided above, the indemnifying party will not be liable to the indemnified person under the indemnity provisions hereof for any legal and other expenses subsequently incurred by the indemnified person in connection with the defense thereof, other than reasonable costs of investigation.

Notwithstanding the preceding paragraph, if in any action, claim, or proceeding as to which indemnification is or may be available hereunder, an indemnified person reasonably determines that its interests are or may be adverse, in whole or in part, to the indemnifying party’s interests or that there may be legal defenses available to the indemnified person that are different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified person may retain its own counsel in connection with such action, claim, or proceeding and will be indemnified (provided the indemnified person is so entitled) by the indemnifying party for any legal and other expenses reasonably incurred in connection with investigating or defending such action, claim, or proceeding.

In no event will the indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified persons in connection with any one action; claim, or proceeding or in connection with separate but similar or related actions, claims, or proceedings in the same jurisdiction arising out of the same general allegations. The indemnifying party will not be liable for any settlement of any action, claim, or proceeding effected without the indemnifying party’s express written consent, but if any action or proceeding, is settled with the indemnifying party’s express written consent, the indemnifying party will indemnify and hold harmless an indemnified person as provided in this Section 7.

8. Right to Advise Others and Uniformity of Acts and Practices.

(a) The Trading Advisor is engaged in the business of advising clients as to the purchase and sale of futures interests. During the term of this Agreement, the Trading Advisor, its principals and affiliates, will be advising other clients (including affiliates and the stockholders, officers, directors, and employees of the Trading Advisor and its affiliates and their families) and trading for their own accounts. The Trading Advisor will use commercially reasonable efforts to implement a fair and consistent allocation policy that seeks to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by the Trading Advisor. Upon written request, the Trading Manager may request a copy of the Trading Advisor’s procedures regarding the equitable treatment of trades across accounts. Such procedures shall be provided to the Trading Manager within 30 days of such request by the Trading Manager. Under no circumstances shall the Trading Advisor by any act or omission knowingly or intentionally favor any account advised or managed by the Trading Advisor over the account of the Trading Company in any way or manner. The Trading Manager and the Trading Company acknowledge that the Trading Advisor shall be deemed not to be favoring or preferring another client’s account over the Trading Company’s account if the Trading Advisor manages or trades such other client’s account either (i) in accordance with specific written or oral instructions of a client, (ii) in accordance with the Trading Advisor’s money management approach based upon the amount of equity and/or profits in such account, or (iii) in accordance with another trading program, system, method, model, strategy and/or formula. Trading different portfolios for other accounts, trading other accounts at different leverage, or charging different fees to different accounts shall similarly not be considered to constitute favoring or preferring such accounts over the Trading Company’s account. The Trading Manager and the Trading Company acknowledge that the Trading Company’s account may significantly under perform the other accounts or programs managed by the Trading Advisor. The reasons for this include numerous differences among accounts, including: (1) the period during which accounts are active; (2) the trading approach used—although all accounts may be traded in accordance with the same trading approach, such approach can and does change periodically as a result of an ongoing program of research and development by the Trading Advisor; (3) the size of accounts—which influences the trading activity of the account; (4) investor’s goals and policies by which accounts are traded—some accounts are more highly leveraged at the investor’s request producing commensurately larger gains or losses than other accounts; (5) the rates of commissions paid by accounts and when such commissions are charged to accounts; (6) the amount of interest income, if earned by accounts, which will depend on the portion of the account’s assets invested in interest-bearing obligations such as United States Treasury Bills; (7) the rate of management and/or incentive fees and amount of administrative cost paid by accounts—some pay management and incentive fees, some pay either management or incentive fees only, and some pay no fees at all; (8) the timing of orders to open or close positions; (9) the market conditions in which accounts are traded, which in part determines the quality of trade executions; (10) different inflows or outflows of equity; and (11) client restrictions on permitted executing brokers, dealers or counterparties. Nothing contained in this Section 8(a) shall preclude the Trading Advisor from charging different management and/or incentive fees to its clients. Subject to the Trading Advisor’s obligations under applicable law, the Trading Advisor or any of its principals or affiliates shall be free to advise and manage accounts for other clients and shall be free to trade on the basis of the same trading systems, methods, or strategies employed by the Trading Advisor for the account of the Trading Company, or trading systems, methods, or strategies that are entirely independent of, or materially different from, those employed for the account of the Trading Company, and shall be free to compete for the same futures interests as the Trading Company or to take positions opposite to the Trading Company, where such actions do not knowingly or intentionally prefer any of such accounts over the account of the Trading Company on an overall basis.

(b) The Trading Advisor shall not be restricted as to the number or nature of its clients, except that: (i) so long as the Trading Advisor acts as a trading advisor for the Trading Company, neither the Trading Advisor nor any of its principals or affiliates shall knowingly hold any position or control any other account that would cause the Trading Company, the Trading Advisor, or the principals or affiliates of the Trading Advisor to be in violation of the CEAct or any regulations promulgated thereunder, any other applicable law, or any applicable rule or regulation of the CFTC or any other regulatory or self regulatory body, exchange, or board; and (ii) neither the Trading Advisor nor any of its principals or affiliates shall render futures interests trading advice to any other individual or entity or otherwise engage in activity that shall knowingly cause positions in futures interests to be attributed to the Trading Advisor under the rules or regulations of the CFTC or any other regulatory or self regulatory body, exchange, or board so as to require the significant modification of positions taken or intended for the account of the Trading Company; provided that the Trading Advisor may modify its trading systems, methods or strategies to accommodate the trading of additional funds or accounts. If applicable speculative position limits, as set by a relevant authority, are exceeded by the Trading Advisor in the opinion of (i) the CFTC, or (iii) any other relevant regulatory or self regulatory body, exchange, or board, the Trading Advisor and its principals and affiliates shall prudently liquidate positions in all of their accounts, including the Trading Company’s account, as to which positions are attributed to the Trading Advisor, in a manner to treat all such accounts fairly (which may include a liquidation of the positions as nearly as possible in proportion to the accounts’ respective amounts available for trading (taking into account different degrees of leverage and “notional” equity)) and to the extent necessary to comply with the applicable position limits.

9. Representations, Warranties, and Covenants of the Trading Advisor.

(a) Representations and Warranties of the Trading Advisor. The Trading Advisor represents and warrants to and agrees with the Trading Manager and the Trading Company as follows:

(i) It will exercise good faith and due care in implementing the Trading Program on behalf of the Trading Company as described in the Disclosure Document (as modified from time to time) or any other trading programs agreed to by the Trading Manager and the Trading Advisor.

(ii) The Trading Advisor shall follow and comply with, at all times, the Trading Policies, as amended in writing and furnished to the Trading Advisor from time to time.

(iii) The Trading Advisor shall trade the Assets pursuant to the same Trading Program, as conducted pursuant to the Trading Advisor’s trading philosophy, as described in the Disclosure Document, as modified from time to time, unless the Trading Manager and the Trading Advisor agree otherwise.

(iv) The Trading Advisor is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Trading Advisor’s ability to perform its duties under this Agreement. The Trading Advisor has full power and authority to perform its obligations under this Agreement. The only principals of the Trading Advisor are those set forth in the Offering Memoranda and Disclosure Document (the “Trading Advisor Principals”).

(v) The Disclosure Document contains all statements and information required to be included therein under the CEAct and other applicable laws, and such information is accurate and complete in all material respects.

(vi) All information provided by the Trading Advisor specifically for inclusion in the Offering Memoranda regarding the Trading Advisor and the Trading Advisor Principals and trading systems, methods and performance are accurate and complete in all material respects. To the best of the Trading Advisor’s knowledge, with respect to the Trading Advisor, the Trading Advisor Principals, and its trading systems, methods and performance: (i) the Offering Memoranda contains all statements and information required to be included therein under the CEAct and the rules and regulations thereunder, and (ii) the Offering Memoranda do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements were made, not misleading. Except as otherwise disclosed in the Offering Memoranda, the actual performance of each discretionary account directed by the Trading Advisor or any principal or affiliate of the Trading Advisor over the past five years and year-to-date is disclosed in the Offering Memoranda on either a composite or a stand alone basis. The information regarding the actual performance of such accounts set forth in the Offering Memoranda has been calculated and presented in accordance with the descriptions therein and is complete and accurate in all material respects; provided, that, the Trading Manager, not the Trading Advisor, has determined the extent of the information that the Trading Advisor will provide under this Agreement regarding the Trading Advisor, including performance information, set forth in the Offering Memoranda and takes responsibility for such determination.

(vii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(viii) Each of the Trading Advisor and the Trading Advisor Principals has all federal, state and foreign governmental, regulatory and exchange licenses and approvals and has effected all filings and registrations with federal, state and foreign governmental and regulatory agencies required to conduct its business or required to perform its or his obligations under this Agreement. The Trading Advisor is registered as a commodity trading advisor under the CEAct and is a member of the NFA in such capacity.

(ix) The execution and delivery of this Agreement, the incurrence of the obligations set forth herein, the consummation of the transactions contemplated herein and the payment of the fees hereunder will not violate, or constitute a breach of, or default under, the certificate of incorporation or bylaws (or any other organizational documents) of the Trading Advisor or any material agreement or instrument by which it is bound or of any material order, rule, law or regulation binding on it of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over it.

(x) Since the respective dates as of which information is given in the Disclosure Document, and except as may otherwise be stated in or contemplated by the Disclosure Document, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor, or to the extent required by CFTC Rules, any Trading Advisor Principal.

(xi) Except as set forth in the Disclosure Document there have not been in the five years preceding the date of the Disclosure Document and there is not pending, or to the best of the Trading Advisor’s knowledge, threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor or any Trading Advisor Principal is or was a party, or to which any of the assets of the Trading Advisor is or was subject and which resulted in or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor. None of the Trading Advisor or any Trading Advisor Principal has received any notice of an investigation by the NFA, CFTC or other administrative agency or self-regulatory body (whether United States or foreign) regarding noncompliance by the Trading Advisor or any of the Trading Advisor Principals with the CEAct or any other applicable law.

(xii) Neither the Trading Advisor nor any Trading Advisor Principal has received, or is entitled to receive, directly or indirectly, any commission, finder’s fee, similar fee, or rebate from any person in connection with the organization or operation of the Trading Company.

(xiii) Participation by the Trading Advisor in accordance with the terms hereof will not violate any provisions of the Investment Advisers Act of 1940, as amended.

(xiv) Neither the Trading Advisor nor any Trading Advisor Principal will use or distribute the Offering Memoranda or any selling literature or engage in any selling activities whatsoever in connection with the offering of the Units.

(xv) The Trading Advisor will treat the Trading Company in a fiduciary capacity as required by applicable law.

(xvi) The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Advisor shall promptly notify the Trading Manager and the Trading Company of the nature of such event.

(b) Covenants of the Trading Advisor. The Trading Advisor covenants and agrees that:

(i) The Trading Advisor shall maintain all registrations and memberships necessary for the Trading Advisor to continue to act as described herein and to at all times comply in all material respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Advisor’s ability to act as described herein.

(ii) The Trading Advisor, to the extent permitted by applicable law, shall inform the Trading Manager promptly in the event that the Trading Advisor or any Trading Advisor Principal becomes: (i) the subject of any investigation, claim or proceeding of any regulatory authority having jurisdiction over such person, that materially affects (or which may, with the passage of time, materially affect) the business of the Trading Advisor or (ii) becomes a named party to any litigation that materially affects (or which may, with the passage of time, materially affect) the business of the Trading Advisor. The Trading Advisor shall inform the Trading Manager immediately if the Trading Advisor or any of its officers becomes aware of any breach of this Agreement by the Trading Advisor.

(iii) The Trading Advisor agrees to use commercially reasonable steps to cooperate by providing information regarding itself and its performance in the preparation of any amendments or supplements to the Offering Memoranda (subject to the limitation set forth in Section 1 hereof.

10. Representations and Warranties of the Trading Company and the Trading Manager; Covenants of the Trading Manager.

(a) The Trading Company and the Trading Manager represent and warrant to the Trading Advisor, as follows:

(i) The Trading Company has provided to the Trading Advisor the Offering Memoranda in the form first issued. The Trading Company will ensure that the Members will not utilize any amendment or supplement to the Offering Memoranda unless the Trading Advisor has received reasonable prior notice of and a copy of such amendments or supplements and has approved any description of the Trading Advisor, the Trading Advisor Principals, and their operations, trading systems, methods and account performance contained therein.

(ii) Each Members’ organizational agreement provides for the subscription for and sale of the Units in the respective Member; all material actions required to be taken by each Member as a condition to the sale of its Units to qualified subscribers therefor has been, or prior to each closing described in the Member’s Confidential Private Placement Memorandum shall have been taken; and, upon payment of the consideration therefor specified in each accepted subscription agreement in such form as attached to the respective Member’s Confidential Private Placement Memorandum, the Units will constitute valid interests in the Member. Each Member is in material compliance with all laws, rules, regulations and orders of any governmental agency or self-regulatory organization applicable to the Member’s business and the offering, sale, issuance and distribution of its Units.

(iii) The Trading Company is a limited liability company duly formed pursuant to its Certificate of Formation, Operating Agreement and the Delaware Limited Liability Company Act and is validly existing and in good standing under the laws of the State of Delaware with full power and authority to engage in the trading of futures interests and to engage in its other contemplated activities as described in the Offering Memoranda; the Trading Company is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where failure to be so qualified could materially adversely affect the Trading Company’s ability to perform its obligations hereunder.

(iv) The Trading Manager is duly organized and validly existing and in good standing as a corporation under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Trading Manager’s ability to perform its obligations hereunder.

(v) The Trading Company and the Trading Manager have full power and authority under applicable law to conduct their business and to perform their respective obligations under this Agreement and as described in the Offering Memoranda.

(vi) As of the date hereof, the Offering Memoranda contain all statements and information required to be included therein by the CEAct or other applicable law and at all times subsequent thereto up to and including each closing, the Offering Memoranda will comply in all material respects with the requirements of the rules of the NFA, the CEAct or other applicable laws. The Offering Memoranda as of the initial closing (as described therein), date of issue, and at each closing will not contain any misleading or untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Any supplemental sales literature, when read in conjunction with the Offering Memoranda, will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. This representation and warranty shall not, however, apply to any statement or omission in the Offering Memoranda or supplemental sales literature made in reliance upon information furnished by and relating to the Trading Advisor, its trading methods or its trading performance.

(vii) Since the respective dates as of which information is given in the Offering Memoranda, there has not been any material adverse change in the condition, financial or otherwise, or business of the Trading Manager or the Trading Company, whether or not arising in the ordinary course of business.

(viii) This Agreement has been duly and validly authorized, executed and delivered by the Trading Manager on behalf of the Trading Company and constitutes a valid, binding and enforceable agreement of the Trading Company and the Trading Manager in accordance with its terms.

(ix) The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Offering Memoranda will not violate, or constitute a breach of, or default under, the Trading Manager’s certificate of incorporation or bylaws, or the Trading Company’s Certificate of Formation or Operating Agreement, or any material agreement or instrument by which either the Trading Manager or the Trading Company, as the case may be, is bound or any material order, rule, law or regulation applicable to the Trading Manager or the Trading Company of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over the Trading Manager or the Trading Company.

(x) Except as set forth in the Offering Memoranda, there has not been in the five years preceding the date of the Offering Memoranda and there is not pending or, to the Trading Manager’s knowledge, threatened, any action, suit or proceeding at law or in equity before or by any court or by any federal, state, municipal or other governmental body or any administrative, self-regulatory or commodity exchange organization to which the Trading Manager or the Trading Company is or was a party, or to which any of the assets of the Trading Manager or the Trading Company is or was subject; and neither the Trading Manager nor any of the principals of the Trading Manager (“Trading Manager Principals”) has received any notice of an investigation by the NFA, CFTC or any other administrative or self-regulatory organization regarding non-compliance by the Trading Manager or the Trading Manager Principals or the Trading Company with the CEAct, the Securities Act of 1933, as amended, or any applicable laws which are material to an investor’s decision to invest in a Member.

(xi) The Trading Manager and the Trading Manager Principals have all federal, state and foreign governmental, regulatory and exchange approvals and licenses, and have effected all filings and registrations with federal, state and foreign governmental agencies required to conduct their business and to act as described in the Offering Memoranda or required to perform their obligations under this Agreement (including, without limitation, registration as a commodity pool operator under the CEAct and membership in the NFA as a commodity pool operator) and will maintain all such required approvals, licenses, filings and registrations for the term of this Agreement. The Trading Manager’s principals identified in the Offering Memoranda are all of the Trading Manager Principals.

(xii) The Trading Company is and shall remain in material compliance in all respects with all laws, rules, regulations and orders of any government, governmental agency or self-regulatory organization applicable to its business as described in the Offering Memoranda and this Agreement.

(xiii) The Trading Company and Trading Manager consent and agree that, to the extent permitted by applicable law, the Trading Advisor may (but is not required to) aggregate investments sale and purchase orders for the account with similar orders being made contemporaneously for other accounts managed by the Trading Advisor or with proprietary accounts of the Trading Advisor and its affiliates if, in the Trading Advisor’s reasonable judgment, such aggregation is reasonably likely to result in an overall economic benefit to the account, based on an evaluation that the account is benefited by relatively better purchase or sale prices, lower commission expenses or beneficial timing of transactions, or a combination of these and other factors. In many instances, the purchase or sale of investments for the account shall be effected substantially simultaneously with the purchase or sale of like investments for the accounts of other clients of the Trading Advisor as well as proprietary accounts of the Trading Advisor and its affiliates.

(xiv) The Trading Company and the Trading Manager represent that the Trading Company is a Qualified Eligible Person as defined in CFTC Rule 4.7. The Trading Company and Trading Manager consent to the account being treated by the Trading Advisor as an exempt account under CFTC Rule 4.7.

(xv) The Trading Company and the Trading Manager acknowledge receipt of Part II of the Trading Advisor’s Form ADV dated February 2008 at least 48 hours prior to the execution of this Agreement.

(xvi) The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Manager shall promptly notify the Trading Advisor of the nature of such event.

(b) Covenants of the Trading Manager. The Trading Manager covenants and agrees that:

(i) The Trading Manager shall maintain all registrations and memberships necessary for the Trading Manager to continue to act as described herein and in the Offering Memoranda and to all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Manager’s ability to act as described herein and in the Offering Memoranda.

(ii) The Trading Manager shall inform the Trading Advisor immediately as soon as the Trading Manager, the Trading Company or any of their principals becomes the subject of any lawsuit, investigation, claim, or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting the business of the Trading Manager or the Trading Company. The Trading Manager shall also inform the Trading Advisor immediately if the Trading Manager or the Trading Company or any of their officers become aware of any material breach of this Agreement by the Trading Manager or the Trading Company.

(iii) The Trading Company will furnish to the Trading Advisor copies of the Offering Memoranda, and all amendments and supplements thereto, in each case as soon as available, and will ensure that the Members do not use any such amendments or supplements as to which the Trading Advisor in writing has reasonably objected.

11. Merger or Transfer of Assets.

The Trading Manager, Trading Company or the Trading Advisor may merge or consolidate with, or sell or otherwise transfer its business, or all or a substantial portion of its assets, to any entity upon written notice to the other parties.

12. Complete Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought.

13. Assignment.

Subject to Section 11, hereof, this Agreement may not be assigned, transferred by operation of law, change in control or otherwise, by any party hereto without the express prior written consent of the other parties hereto.

14. Amendment.

This Agreement may not be amended except by the written consent of the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealings between the parties, from any failure by any party to assert its rights hereunder or any occasion or series of occasions.

15. Severability.

The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

16. Closing Certificates.

(a) The Trading Advisor shall, at the Members’ initial closing and at the request of the Trading Manager at any monthly closing (as described in the Offering Memoranda), provide the following:

(i) To the Trading Manager and the Trading Company, a certificate, dated the date of any such closing and in form and substance satisfactory to such parties, to the effect that;

(A) the representations and warranties by the Trading Advisor in this Agreement are true, accurate, and complete on and as of the date of the closing, as if made on the date of the closing; and

(B) the Trading Advisor has performed all of its obligations and satisfied all of the conditions on its part to be performed or satisfied under this Agreement, at or prior to the date of such closing.

(ii) To the Trading Manager and the Trading Company, a report as of the closing date which shall present, for the period from the date after the last day covered by the historical performance records in the Offering Memoranda to the latest practicable day before closing, figures which shall be a continuation of such historical performance records and which shall certify that such figures are, to the best of such Trading Advisor’s knowledge, accurate in all material respects.

(b) The Trading Manager shall, at the Members’ initial closing and at the request of the Trading Advisor at any closing (as described in the Offering Memoranda), provide the following:

(i) To the Trading Advisor, a certificate, dated the date of such closing and in form and substance satisfactory to the Trading Advisor, to the effect that:

(A) the representations and warranties by the Trading Company and the Trading Manager in this Agreement are true, accurate, and complete on and as of the date of the closing as if made on the date of the closing;

(B) no order preventing or suspending the use of the Offering Memoranda has been issued by the CFTC, the Securities Exchange Commission, any state securities commission, or the NFA or other self-regulatory organization and no proceedings for that purpose shall have been instituted or are pending or, to the knowledge of the Trading Manager, are contemplated or threatened under the CEAct; and

(C) The Trading Company and the Trading Manager have performed all of their obligations and satisfied all of the conditions on their part to be performed or satisfied under this Agreement at or prior to the date of the closing.

(ii) A certificate in the form of Exhibit C attached hereto.

17. Disclosure Document.

(a) During the term of this Agreement, the Trading Advisor shall furnish to the Trading Manager promptly copies of all disclosure-documents as filed in final form with the CFTC, NFA or other self-regulatory organization by the Trading Advisor, which includes the Disclosure Document. The Trading Manager and Trading Company each acknowledge receipt of the Trading Advisor’s disclosure document dated December 31, 2007 (the “Disclosure Document”).

(b) The Trading Manager and the Trading Company will not distribute or supplement any promotional material relating to the Trading Advisor unless the Trading Advisor has received reasonable prior notice of and a copy of such promotional material and has approved such material in writing, which approval will not be unreasonably withheld.

18. Track Record. The track record and other performance information of the Members shall be the property of the Trading Manager and not the Trading Advisor.

19. Use of Name.

(a) The Trading Advisor hereby consents to the non-exclusive use by the Trading Company of (a) the name “Morgan Stanley Managed Futures BW I, LLC”, with respect to the Trading Company and (b) the name “Bridgewater Associates, Inc.” to identify the Trading Advisor in any documentation regarding the Trading Company, only so long as the Trading

Advisor serves as a trading advisor to the Trading Company. Each of the Trading Company and the Trading Manager agree to indemnify and hold harmless the Trading Advisor, its partners, directors, officers, affiliates, employees and agents from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys’ fees and disbursements, which may arise out of the Trading Company’s or the Trading Manager’s misuse of the name “Bridgewater Associates, Inc.” or out of any breach of, or failure to comply with, this Section 20.

(b) Upon termination of this Agreement, the Trading Company, at its expense, as promptly as practicable: (i) shall take all necessary action to cause the Offering Memoranda and organizational documents of the Trading Company to be amended in order to eliminate any reference to “Morgan Stanley Managed Futures BW I, LLC” (except to the extent required by law, regulation or rule); and (ii) shall cease to use in any other manner, including, but not limited to, use in any sales literature or promotional material, the name “Bridgewater Associates, Inc.” or any name, mark or logo type derived from it or similar to it (except to the extent required by law, regulation or rule).

20. Notices.

All notices required to be delivered under this Agreement shall be in writing and shall be signed by an individual authorized to provide instructions to the other party, or if by email, must originate from the email account of an individual authorized to instruct the other party. Any such notice shall be deemed to be given, and receipt will be deemed to have occurred, only upon acknowledgement of receipt via facsimile or email, with such acknowledgement not to be unreasonably withheld:

if to the Trading Company:

Morgan Stanley Strategic Alternatives, L.L.C. c/o Demeter Management Corporation
Managed Futures Department
522 Fifth Avenue, 13th Floor
New York, NY 10036
Attn: Jeremy Beal
Facsimile: (212) 296-6868
Email: Jeremy.Beal@morganstanley.com if to the Trading Manager:

Demeter Management Corporation
Managed Futures Department
522 Fifth Avenue, 13th Floor
New York, NY 10036
Attn: Jeremy Beal
Facsimile: (212) 296-6868
Email: Jeremy.Beal@morganstanley.com

With a copy to:

Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attn: Timothy P. Selby
Facsimile: (212) 210-9444
Email: timothy.selby@alston.com if to the Trading Advisor:

Bridgewater Associates, Inc.
One Glendinning Place
Westport, CT 06880
Attn: Peter R. La Tronica, copy to
Legal Department
Facsimile: 203-291-7300
Email: bridgewater_legal@bwater.com

21. Continuing Nature of Representations Warranties and Covenants: Survival.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.

22. Third-Party Beneficiaries.

Except for each of the Members who shall be a third-party beneficiary of the applicable provisions of this Agreement, this Agreement is not intended and shall not convey any rights to a party to this Agreement.

23. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. If any action or proceeding shall be brought by a party to this Agreement or to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit to the jurisdiction of the courts of the State of New York or any Federal court sitting in the County, City and State of New York. Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any federal court sitting in the County, City and State of New York.

24. Remedies.

In any action or proceeding arising out of any of the provisions of this Agreement, except with respect to the confidentiality provisions under Section 1 herein, the Trading Advisor agrees not to seek any prejudgment equitable or ancillary relief. The Trading Advisor agrees that its sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement, except that Trading Advisor may seek a declaratory judgment with respect to the indemnification provisions of this Agreement.

25. Headings.

Headings to sections herein are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

26. Successors.

This Agreement including the representations, warranties and covenants contained herein shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.

27. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

28. Waiver of Breach.

The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or of a breach by any other party. The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

29. Severability.

If any provision of this Agreement shall be held to be inconsistent with any present or future law, ruling, rule, or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule, or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

MORGAN STANLEY STRATEGIC ALTERNATIVES, L.L.C.
by Demeter Management Corporation Trading Manager

By	/s/ Walter Davis
Walter Davis
Chairman and President

DEMETER MANAGEMENT CORPORATION

By	/s/ Walter Davis
Walter Davis
Chairman and President

BRIDGEWATER ASSOCIATES, INC.

By	/s/
Name:
Title:

EXHIBIT A

Morgan Stanley Managed Futures

MSC Fund Operations Procedures

02/29/08

Following is a list of abbreviations used in this document:

•	“Fund(s)” refers to Morgan Stanley Managed Futures Funds that utilize MS&Co/MSIP/MSCG as a clearing commodity broker.

•	“Futures” is used to identify exchange traded futures, or forward contracts, and options on the same, that are cleared through a clearing house.

•	“FX” is used to identify non-exchange traded forward currency contracts, and options on the same, which are settled directly between the principals of the trades.

•	“General Partner” shall mean Demeter Management Corporation.

•	“MF” is Morgan Stanley Managed Futures.

•	“MSC” is MS&Co. and/or MSIP and/or MSCG (the Clearing Commodity Broker or FX Counterparty, as appropriate).

•	“MS&Co” is Morgan Stanley & Co., Inc. a subsidiary of Morgan Stanley (the Clearing Commodity Broker or FX (Non-Options) Counterparty as appropriate).

•	“MSIP” is Morgan Stanley & Co. International plc a subsidiary of Morgan Stanley (a sub Clearing Commodity Broker). MSIP clears LME transactions on behalf of the Funds.

•	“MSCG” is Morgan Stanley Capital Group a subsidiary of Morgan Stanley (the FX Options Counterparty).

CONTACT INFORMATION:

Following are the Morgan Stanley departments involved in servicing the Funds and the corresponding contact information.

Abbreviation	Department	Primary Contact	Telephone	E-mail
Futures Desk	MSC Futures Trading Desk	Brian Jackman James Stedman	+1 212 761-1782 +1 212 761-1093	Brian.Jackman@morganstanley.com James.Stedman@morganstanley.com

Futures Ops	MSC Futures Operations	Steve Bucello Erik Barry	+1 212 276-0477 +1 212 276-0578	Steve.Bucello@morganstanley.com Erik.Barry@morganstanley.com

FX Desk	MSC Foreign Exchange Trading Desk	Rich Condon	+1 212 761-2700	Rich.Condon@morganstanley.com

FX Ops	MSC Foreign Exchange Operations	John Fusco	+1 718 754-4868	John.Fusco@morganstanley.com
MF Accounting	Morgan Stanley Managed Futures Accounting	Joe Tromello Kevin Scully	+1 212 276-5184 +1 212 276-5121	Joe.Tromello@morganstanley.com Kevin.Scully@morganstanley.com

MF Ops	Morgan Stanley Managed Futures Operations	Laura Finne	+1 212 296-6813	Laura.Finne@morganstaley.com

MF Prod Org	Morgan Stanley Managed Futures Product Origination	Patrick Egan	+1 212 296-6808	Patrick.Egan@morganstanley.com

MF Strat Plan	Morgan Stanley Managed Futures Strategic Planning	Chris Barry	+1 212 296-6812	Chris.Barry@morganstanley.com

FUND ACCOUNTS:

Account Configuration

•

Futures and Futures Options Trading—For each CTA trading program three Fund trading accounts will be assigned. A MS&Co segregated account, prefix 052. A MS&Co secured account, prefix 05A. A MSIP non-regulated (by the CFTC) account, prefix 045.

•	FX (Non-Options) Trading—One Fund account for each CTA trading program will be assigned at MS&Co, prefix 058.

•	FX Options Trading – One Fund account for each CTA trading program will be assigned at MSCG (if needed), prefix 057.

•

Excess and FX Custody Accounts – For each CTA trading program two Fund accounts will be set up at MS&Co. One account will be designated as a custody account for MS&Co FX. MF Ops will maintain equity in the custody account sufficient to cover margin requirements of the FX trading account. The second account will contain the balance of excess equity that is not required in the custody and futures trading accounts.

Statements

•	Futures – The CTA should contact Futures Ops regarding access to Fund futures account statements.

•	FX – The CTA should contact FX Ops regarding access to Fund FX account statements.

•	Excess and Custody – The CTA should contact MF Ops regarding access to the Fund account statements at MS&Co.

FX TRADING:

FX Order Execution

•

FX trading of the Funds must be executed through the MSC FX Desk, unless the General Partner otherwise agrees in a form acceptable to the General Partner. The CTA should contact the MSC FX Desk for information on trade execution procedures.

•	When trading FX Options, all premiums (on outright trades and cross currency trades) must be booked at the clearing broker so that the premium is stated in USD.

EFP Order Execution

•

The CTA may utilize the FX Desk to execute EFP transactions. The futures leg of an EFP will be subject to the futures brokerage fee. The CTA should contact the FX Desk for information on EFP trade execution procedures.

Foreign Currency Conversions

•

The CTA is responsible for conversion into US dollars of Fund foreign currency balances created as a result of futures and/or FX trading. The CTA, at its own discretion, should place conversion orders directly to the FX desk.

FUTURES TRADING:

Order Execution Service

•	The MSC Futures Desk can provide the CTA with order execution facilities. The CTA should contact the Futures Desk for information on trade execution procedures.

“Give Up” Order Execution

•

The CTA shall ensure that a “give-up” execution agreement is in place prior to the execution of any trade outside of MSC’s execution facilities in accordance with this Agreement or as otherwise provided in writing to the CTA by the General Partner.

•

On exchanges allowing “give up” execution, the CTA may have orders executed away from MSC and give up trades to MSC for clearing. The CTA should contact Futures Ops for information on trade “give up” procedures. The CTA should ensure that executing brokers give trades up on a timely basis. The CTA should ensure that executing brokers make timely payment on price adjustments, when applicable. For futures trades at exchanges where give up execution is not allowed, the CTA must use the execution facilities provided by the Clearing Commodity Broker.

“Give Up” Agreements

•

The four party FIA/FOA uniform “give up” agreement is the acceptable form for futures “give ups”. The trader version FIA/FOA EFP agreement is the acceptable form for EFP “give ups”. The CTA should send agreements that have been signed by both the CTA and executing broker to MF Ops, attention Laura Finne , Morgan Stanley, Managed Futures, 522 Fifth Avenue, 13th Floor, New York, NY 10036 or through EGUS (FIA Electronic Give Up System).

“Give Up” Execution Payment

•

For Chicago Markets (CBT, CME and affiliated exchange divisions), payment for floor brokerage will be handled via the ATOM system at its standard rate. Payment of an execution service fee (“Give Up Fee”) will be handled exclusively through the GAINS system at a rate not to exceed the amount permitted by the General Partner from time to time (the “Execution Allowance”). The “Execution Allowance” shall be based on the General Partner’s assessment for prevailing competitive rates for “Give Up Fees”.

•

For New York Markets (NYBOT, NYMEX, NYFE and affiliated exchange divisions), payment of “Give Up Fees” will be handled exclusively through the ATOM system at a rate not to exceed the “Execution Allowance”.

•

For all other markets, MSC or its carrying broker, when utilized by MSC, will handle payment of “Give Up Fees” to the party from whom it directly receives the trade at a rate not to exceed the “Execution Allowance”. Bills for “Give Up Fees” should be sent directly to MSC or its applicable carrying broker.

•	Futures Ops will handle payment of “Give Up Fees”.

ACCOUNT MAINTENANCE:

Trade Allocations

•

The CTA is responsible for determining the trade allocation procedure for Fund trading accounts. The CTA should ensure that the procedure was followed correctly, and that trades are booked accordingly in Fund accounts.

Trade Reporting; (Futures)

•

The CTA is responsible for reporting all trades to Futures Ops on a timely basis to facilitate clearing and reduce operational risk. The CTA should contact Futures Ops for additional information. For clarity, the CTA’s operations department is not required to deliver a consolidated trade recap file on a daily basis.

Daily Trade Checkout

•

The CTA is responsible for daily, end of trading day, checkout of all trades (including currency conversion trades) with Futures and FX Ops. The CTA should contact Futures and FX Ops to determine specific checkout procedures.

Daily Statement Reconciliation

•	The CTA is responsible for daily statement trade activity and position balancing with FX and Futures Operations. The CTA should contact FX and Futures Ops to determine specific balancing procedures.

•

The CTA should provide a daily, trade reconciliation for each Fund account to MF Ops, by 10:00 a.m. EST/EDT. Reconciliation reports can be emailed to mf.ops@morganstanley.com and should specify trades to be added or canceled in each account, with a valuation versus the current settlement price of the product, and any pending cash adjustments due from executing brokers or for bookkeeping corrections. (MF Ops provides MF Accounting/the Administrator with adjusting information for the calculation of NAV.) Please contact MF Ops if you have any questions regarding this procedure.

•	The CTA should notify MF Ops of any incorrect settlement prices it becomes aware of with regard to the MSC account statements of a Fund.

Monitoring of Delivery Periods and Option Expirations

•

The CTA is responsible for monitoring delivery periods (first notice dates and last trade dates), option expirations (option expiration and last trade dates), and forward settlement and/or maturity dates.

•	The CTA should take appropriate actions to ensure that futures contracts do not result in delivery.

•

The CTA should ensure that their intentions regarding any open option positions, at the time of expiration, have been communicated appropriately to the Futures or FX Ops areas. Contact Futures and FX Ops for specific communication procedures.

Margin Maintenance and Cash Transaction (Journal) Reconciliation

•	MF Ops is responsible for balancing of all journal entries in all Fund accounts and for ensuring the requisite corrective action is taken for each reconciling item.

•

MF Ops is responsible for the authorization of Fund margin transfers between MSC and MS&Co accounts for the purpose of maintaining equity (and/or collateral) in amounts sufficient to meet Fund margin requirements in the MSC Futures accounts and the FX custody accounts.

TRADING LEVEL NOTIFICATION:

•	For new trading allocations, MF Prod Org will provide notification to the CTA of trading authorization and the trading commencement date, along with notification of the initial trading level.

•

Thereafter, notification of estimated monthly net additions/withdrawals will be distributed by MF Strat Plan. On the third to last business day of each month a preliminary estimate for such month-end net additions/withdrawals will be provided. Subsequently, on the first business day of each month a final estimate for such month-end net additions/withdrawals will be given. The estimate on the first business day shall include the current estimate (final), the preliminary estimate and the change from the preliminary estimate to the final estimate. Furthermore, any material adjustment (1% of account equity) from the final estimate to the actual will be provided. Notification will be made via fax or email and the CTA will be asked to acknowledge receipt via fax or email. Questions regarding this procedure can be directed to MF Strat Plan.

•

Subsequent to a Fund’s monthly closing, actual additions and withdrawals will be processed by MF Accounting/the Administrator via journal entry in the Fund “excess” account at MS&Co. Such amounts will also be communicated to the trading advisor via fax or email from MF Strat Plan.

•	Any other trading level/asset allocation changes will be communicated in writing from MF Prod Org or MF Strat Plan.

FUND ACCOUNTING:

Net Asset Value Calculation

•	MF Accounting/the Administrator is responsible for determination of daily NAV estimates for the Funds.

•	MF Accounting/the Administrator will determine the actual month end NAV of a Fund during the monthly closing process.

Brokerage Commission and Transaction Fees

•

Brokerage commissions for each Fund will be charged in a manner consistent with the prospectus or offering memorandum. The CTA should contact MF Accounting/the Administrator for additional information.

Fund Fee Processing

•	Fund interest and all Fund fees, exclusive of brokerage commissions and transaction fees, will be processed in a Funds “excess” account at MS&Co.

•

MF Accounting/the Administrator will determine fees due to the CTA during the monthly closing process and notify the CTA of the fees via the monthly performance tables. The CTA should provide contact information regarding fees to MF Accounting/the Administrator.

•	MF Accounting/the Administrator will make payment of fees to the CTA via wire transfer. The CTA should provide wire instructions to MF Accounting/the Administrator.

BORROWING:

•	The CTA shall not use borrowed money to leverage any trades, unless otherwise approved by the General Partner

EXHIBIT B

COMMODITY TRADING AUTHORITY

Dear Bridgewater Associates, Inc.:

Morgan Stanley Strategic Alternatives, L.L.C. (the “Trading Company”) and Demeter Management Corporation, the Trading Company’s Trading Manager (the “Trading Manager”) do hereby make, constitute and appoint you as the Trading Company’s attorney-in-fact to buy and sell futures and forward contracts through such futures commission merchants as shall be agreed on by you and the Trading Manager on behalf of the Trading Company, pursuant to the trading program identified in the Agreement among the Trading Company, the Trading Manager and you as of the 22nd day of August, 2008, as amended or supplemented, and in accordance with the terms and conditions of said Agreement.

This authorization shall terminate and be null, void and of no further effect simultaneously with the termination of the said Agreement.

Very truly yours,

MORGAN STANLEY STRATEGIC ALTERNATIVES, L.L.C. by Demeter Management Corporation Trading Manager

By
Walter Davis
Chairman and President

DEMETER MANAGEMENT CORPORATION

By
Walter Davis
Chairman and President

C-1

EXHIBIT C

Dear Bridgewater Associates, Inc.:

Morgan Stanley is a securities broker-dealer that is registered with and subject to regulation by the U.S. Securities and Exchange Commission. Morgan Stanley is a member of various self-regulatory organizations, including (but not limited to) New York Stock Exchange Regulation and the Financial Industry Regulatory Authority.

Morgan Stanley has policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. Morgan Stanley has implemented a Customer Identification Program (“CIP”), and performs CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.

Morgan Stanley also has policies, procedures, and internal controls in place that are reasonably designed to comply with the regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

Authorized Signatory of Agent/ Intermediary

Position:

Jurisdiction:

Dated:

C-2